DESCRIPTION OF CAPITAL STOCK

General

The following description of Wrap Technologies, Inc.’s (the “Company”) capital stock and provisions of its amended and restated certificate of incorporation (as amended, the “Articles of Incorporation”), and amended and restated bylaws (as amended, the “Bylaws”) are summaries and are qualified by reference to the Articles of Incorporation and the Bylaws filed with the Securities and Exchange Commission.

Authorized Capital Stock

The Articles of Incorporation authorize the Company to issue 200,000,000shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

The Board of Directors (the “Board”) may from time to time declare, and the Company may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law. Holders of the Company’s common stock are entitled to one vote for each share held on all matters submitted to a vote of at a meeting of stockholders. There is no cumulative voting of the election of directors then standing for election. The common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, when sold, validly issued, fully paid, and nonassessable.

Preferred Stock

The Board is authorized to issue 5,000,000 shares of preferred stock without further action by the holders of common stock. The shares of preferred stock may be issued from time to time in one or more series, each of which will have such distinctive designation or title as shall be determined by the Board prior to the issuance of any shares thereof.

The Board is authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences, and rights and the qualifications, limitations, or restrictions thereof, of each such series of preferred stock, including without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of preferred stock, and the number of shares constituting such series and the designation thereof, or any of the foregoing.

The issuance of preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the Board determines the specific rights of the holders of the preferred stock; however, these effects may include:
  Restricting dividends on the common stock;
  Diluting the voting power of the common stock;
  Impairing the liquidation rights of the common stock; or
  Delaying or preventing a change in control of the Company without further action by the stockholder
Series A Convertible Preferred Stock

The following are the principal terms of the Series A Convertible Preferred Stock (the “Series A Preferred Stock”):

Dividends

The holders of the Series A Preferred Stock are entitled to dividends of 8% per annum, compounded monthly, which are payable in cash or shares of Common Stock, or a combination thereof, at the Company’s option in accordance with the terms of the Series A Preferred Stock Certificate of Designations (“Certificate of Designations”). Upon the occurrence and during the continuance of a Triggering Event (as defined in the Certificate of Designations), the Series A Preferred Stock will accrue dividends at the rate of 20% per annum and shall compound monthly.

Voting Rights

The Series A Preferred Stock has no voting rights, except as required by law (including without limitation, the Delaware General Corporation Law (the “DGCL”) and as expressly provided in the Series A Certificate of Designation. To the extent that under the DGCL the vote of the holders of the Series A Preferred Stock; provided, that such holders must include Iroquois Master Fund Ltd. (the “Required Holders”), voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the Series A Preferred Stock of the shares of Series A Preferred Stock, voting together in the aggregate and not in separate series unless required under the DGCL, represented at a duly held meeting at which a quorum is presented or by written consent of the Required Holders (except as otherwise may be required under the DGCL), voting together in the aggregate and not in separate series unless required under the DGCL, shall constitute the approval of such action by both the class or the series, as applicable. To the extent that under the DGCL holders of the Series A Preferred Stock are entitled to vote on a matter with holders of shares of common stock, voting together as one class, each share of Series A Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of shares of common stock into which it is then convertible (subject to the ownership limitations specified in the Certificate of Designations) using the record date for determining the stockholders of the Company eligible to vote on such matters as the date as of which the conversion price is calculated.

Liquidation

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the each holder of the shares of the Series A Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount per share of Series A Preferred Stock equal to the greater of (A) 150% of the stated value of such share of Series A Preferred Stock (plus any applicable make-whole amount, unpaid late charge or other applicable amount) on the date of such payment and (B) the amount per share such holder would receive if such holder converted such Series A Preferred Share into common stock immediately prior to the date of such payment.

Conversion

The Series A Preferred Stock is convertible into shares of common stock (the “Conversion Shares”) at the election of the holder at any time at an initial conversion price of $1.45 (the “Conversion Price”). The Conversion Price is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment in the event of any issuances of common stock, or securities convertible, exercisable or exchangeable for common stock, at a price below the then-applicable Conversion Price (subject to certain exceptions).

Exchange Cap

The Series A Certificate of Designations provide that the Series A Preferred Stock shall not be convertible into shares of common stock in excess of 19.99% of the shares of common stock outstanding as of the date immediately prior to the date of the prospectus supplement under which the shares of Series A Preferred Stock were registered (the “Issuable Maximum”) except in the event that the Company (A) obtains the stockholder approval for issuances of shares of common stock in excess of the Issuable Maximum or (“Stockholder Approval”) or (B) obtains a written opinion from outside counsel to the Company that such approval is not required. Until such approval or such written opinion was obtained, no holder of Series A Preferred Stock would be issued in the aggregate more shares of common stock than such holder’s pro rata share of the Issuable Maximum. The Company received the Stockholder Approval on September 19, 2023.

Optional Conversion

The Series A Preferred Stock can be converted at the option of the holder at any time and from time to time after the original issuance date.

Mandatory Conversion

If on any day after the issuance of the shares of Series A Preferred Stock the closing price of the Common Stock exceeds $8.00 per share (subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events) for 20 consecutive trading days and the daily dollar trading volume of the Common Stock exceeds $2,000,000 per day during the same period, provided that certain equity conditions described in the Certificate of Designations are satisfied, then the Company shall have the right to require the holder to mandatorily convert all or any portion of the Series A Preferred Stock, including the make-whole amount, the additional amount and any accrued but unpaid late charges, as designated in a Mandatory Conversion Notice on the Mandatory Conversion Date (each as defined in the Certificate of Designations) into fully paid, validly issued and nonassessable shares of common stock at the then-applicable conversion price as of the Mandatory Conversion Date (a “Mandatory Conversion”). If any of the equity conditions shall cease to be satisfied at any time on or after the Mandatory Conversion Date through and including the actual delivery of all of the Conversion Shares to the holders, the Mandatory Conversion shall be deemed withdrawn and void ab initio.

Beneficial Ownership Limitation

The Series A Preferred Stock cannot be converted to Common Stock if the holder and its affiliates would beneficially own more than 4.99% or 9.99% at the election of the holder of the outstanding Common Stock. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to the Company and such increase or decrease will apply only to the holder providing such notice.

Series B Convertible Preferred Stock

The following are the principal terms of the Series B Convertible Preferred Stock (the “Series B Preferred Stock”):

Dividends

The holders of the Series B Preferred Stock are entitled to receive dividends when and as declared by the Board, from time to time, in its sole discretion, which dividends may be paid by the Company out of funds legally available therefor, payable, subject to the conditions and other terms thereof, in cash, in securities of the Company, or using assets as determined by the Board on the stated value of such Series B Preferred Stock. No other dividends may be paid on shares of Series B Preferred Stock.

Voting Rights

The Series B Preferred Stock has no voting rights, except as required by law (including without limitation, the DGCL) and as expressly provided in the Certificate of Designation for the Series B Convertible Preferred Stock (the “Series B Certificate of Designations”). However, as long as any shares of Series B Preferred Stock are outstanding, the Company may not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend the Series B Certificate of Designations, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of the Series B Preferred Stock, (c) increase the number of authorized shares of Series B Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Liquidation

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the Series B Preferred Stock are entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the stated value of such shares of Series B Preferred Stock, plus any declared, accrued and unpaid dividends thereon, if any, and any other fees or liquidated damages then due and owing thereon under the Series B Certificate of Designation, for each share of Series B Preferred Stock. If the assets of the Company are insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series B Preferred Stock shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Conversion

The Series B Preferred Stock is convertible into shares of common stock (the “Series B Conversion Shares”) at the election of the holder at any time at an initial conversion price of $1.50 (the “Series B Conversion Price”). The Series B Conversion Price is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like.

Optional Conversion

The Series B Preferred Stock can be converted at the option of the holder at any time and from time to time after the original issuance date.

Beneficial Ownership Limitation

The Series B Preferred Stock cannot be converted to Common Stock if the holder and its affiliates would beneficially own more than 4.99% or 9.99% at the election of the holder of the outstanding Common Stock. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to the Company and such increase or decrease will apply only to the holder providing such notice.

Anti-Takeover Effects of Delaware Law and Specified Articles of Incorporation and Bylaws Provisions

Preferred Stock. The existence of authorized but unissued shares of preferred stock may enable the Board to render more difficult or to discourage an attempt to gain control of the Company by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board were to determine that a takeover proposal is not in the best interests of the Company or stockholders, the Board could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, the Articles of Incorporation grant the Board broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of the Company.

Stockholder Action; Special Meeting of Stockholders. The Articles of Incorporation and By-laws provide that stockholders may take action only at a duly called annual or special meeting of stockholders and may not take action by written consent. The Articles of Incorporation and Bylaws further provide that special meetings of the Company’s stockholders may be called by the Chairman of the Board or by the Board, and shall be called by the Chairman of the Board at the request of the holders of not less than a majority of all the outstanding shares of the Corporation entitled to vote at the meeting.

Business Combinations. Section 203 of the Delaware General Corporation Law, which relate to business combinations with interested stockholders, applies to the Company. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that such person became an interested stockholder, unless either the interested stockholder attained such status with the approval of the Board, the business combination is approved by the Board and stockholders in a prescribed manner or the interested stockholder acquired at least 85% of the Company’s outstanding voting stock in the transaction in which such person became an interested stockholder. A “business combination” includes, among other things, a merger or consolidation involving the Company and the “interested stockholder” and the sale of more than 10% of the Company’s assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of the Company’s outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Company’s Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must meet specified procedural requirements. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.

Exclusive Forum Charter Provision. The Articles of Incorporation and Bylaws require that the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for a stockholder (including a beneficial owner) to bring an action relating to the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, against any person in connection with any offering of the Company’s securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person, or other defendant. Because the applicability of the exclusive forum provision is limited to the extent permitted by applicable law, the Company does not intend that the exclusive forum provision would apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, and acknowledge that federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act. The Company notes that there is uncertainty as to whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although the Company believes this provision benefits the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against the Company’s directors and officers.

Directors’ Liability. The Articles of Incorporation limit the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to the Company or to its stockholders for monetary damages for breach of fiduciary duty. However, these provisions do not eliminate or limit the liability of any of the Company’s directors:

  for any breach of the director’s duty of loyalty to the Company or its stockholders;
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
  under the Delaware General Corporation Law; or
  for any transaction from which the director derived an improper personal benefit.